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                                                                     EXHIBIT 5.1

                                   May 3, 2002

                                                                  C 18514-00012

Coast Hotels and Casinos, Inc.
Coast Resorts, Inc.
4500 West Tropicana Avenue
Las Vegas, Nevada  89103

     Re: Exchange of up to $100,000,000 Principal Amount of 9 1/2% Senior Subordinated Notes due 2009

Ladies and Gentlemen:

         We have acted as special counsel for Coast Hotels and Casinos, Inc., a Nevada corporation (the "Company"), and Coast Resorts, Inc., a Nevada corporation (the "Guarantor") (together with the Company, the "Registrants"), in connection with the Company's proposed offer to exchange (the "Exchange Offer") up to $100,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009 registered under the Securities Act of 1933, as amended (the "Exchange Notes"), of the Company for a like amount of 9 1/2% Senior Subordinated Notes due 2009 issued March 19, 2002 (the "Outstanding Additional Notes"). The Exchange Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis (the "Note Guarantee") by the Guarantor. The Exchange Notes will be issued under the Indenture dated as of March 23, 1999, as amended by the First Supplemental Indenture dated as of November 20, 2000, the Second Supplemental Indenture dated as of February 2, 2001 and the Third Supplemental Indenture dated as of March 19, 2002 (the "Indenture"), by and among the Company, the Guarantor and U.S. Bank National Association (f/k/a Firstar Bank of Minnesota, N.A.), as trustee (in such capacity, the "Trustee"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

         As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File Nos. 333-87084 and 333-87084-01) filed by the Registrants with the Securities and Exchange Commission ("Commission") to register under the Securities Act of 1933, as amended, the issuance of the Exchange Notes and the Note Guarantee; (ii) the

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Coast Hotels and Casinos, Inc.
May 3, 2002
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Indenture; (iii) the form of the Exchange Notes to be issued in the Exchange
Offer; and (iv) the form of the Note Guarantee. The Indenture, the Exchange Notes and the Note Guarantee are sometimes referred to herein collectively as the "Documents." We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

         We understand that you are receiving an opinion of even date herewith from McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP with respect to, among other things, certain matters of Nevada law.

         In rendering this opinion, we have assumed:

         (a) Each party to the Documents (i) has all requisite power and authority to execute, deliver and perform its obligations thereunder, (ii) has duly authorized, by all necessary action on such party's part, the execution and delivery of each such Document and the performance of such obligations and (iii) has duly executed and delivered each such Document;

         (b) Each of the Documents is the legal, valid and binding obligation of, and is enforceable against, each party thereto (other than the Company and the Guarantor, as to which the assumptions in this clause (b) do not apply) in accordance with its terms;

         (c) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and the documents submitted to us as originals are authentic, and the documents submitted to us as certified or reproduction copies conform to the originals;

         (d) Each of the Company and the Guarantor is a corporation duly organized and validly existing under the laws of the State of Nevada; and

         (e) The execution, delivery and performance of the Documents by any of the parties thereto do not and will not violate any law, regulation, order, judgment or decree applicable to such party.

         Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

         1. The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture in exchange for the Outstanding Additional Notes, will be duly issued and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. When the Exchange Notes have been executed and authenticated in accordance with the provisions of the Indenture, the Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

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Coast Hotels and Casinos, Inc.
May 3, 2002
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         The foregoing opinions are subject to the following exceptions, qualifications and limitations:

         A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

         B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting any rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

         C. Our opinions are subject to (i) the effectiveness of any waiver of stay, extension or usury laws or any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) the effect on the enforceability of the Note Guarantee against the Guarantor of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by the Guarantor; (v) any provisions of the Documents that may be construed as penalties or forfeitures; or (vi) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

         D. We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Documents (i) to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; or (ii) requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could

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Coast Hotels and Casinos, Inc.
May 3, 2002
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not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

         E. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.

         This opinion is rendered solely for your benefit and the benefit of those persons participating in the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. Except as stated above, without our prior written consent, this may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                              Very truly yours,


                                              GIBSON, DUNN & CRUTCHER LLP